Zivo Bioscience, Inc. Announces Pricing of Upsized $13.8 Million Public Offering and Up-listing to Nasdaq

MAY 27, 2021

KEEGO HARBOR, Mich., May 27, 2021 (GLOBE NEWSWIRE) -- Zivo Bioscience, Inc. (OTCMKTS:ZIVO) a biotech/agtech R&D company engaged in the development and commercialization of nutritional/nutraceutical product candidates originally derived from proprietary algal cultures, today announced the pricing of its upsized underwritten public offering of 2,760,000 units at a price to the public of $5.00 per unit. Each unit to be issued in the offering consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $5.50. The common stock and warrants are immediately separable and will be issued separately. The common stock and warrants are expected to begin trading on the Nasdaq Capital Market, on May 28, 2021, under the symbols “ZIVO” and “ZIVOW,” respectively. ZIVO expects to receive gross proceeds of $13.8 million, before deducting underwriting discounts and commissions and other estimated offering expenses. In connection with the offering, the Company will effectuate a reverse split of its issued and outstanding common stock at a ratio of 1-for-80. The reverse stock split is expected to be effective at 12:01 a.m., Eastern Time, on May 28, 2021. The share numbers and pricing information in this release are adjusted to give effect to the reverse stock split.

ZIVO has granted the underwriters a 45-day option to purchase up to an additional 414,000 shares of common stock and/or an additional 414,000 warrants at the public offering price to cover over-allotments, if any. The offering is expected to close on June 2, 2021, subject to customary closing conditions.

Maxim Group LLC is acting as lead book running manager, and Joseph Gunnar & Co., LLC is acting as co-book running manager for the offering.

The offering is being conducted pursuant to the Company's registration statement on Form S-1 (File No. 333-251221), as amended, previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Zivo Bioscience, Inc.

Zivo Bioscience, Inc. (OTCQB:ZIVO) is a Michigan-based biotech/agtech company engaged in the investigation of the health and nutritional benefits of bioactive compounds derived from its proprietary algal cultures, and the development of natural bioactive compounds for use as dietary supplements and food ingredients, as well as biologically derived and synthetic candidates for medicinal and pharmaceutical applications in humans and animals, specifically focused on the general benefits of autoimmune and inflammatory response modulation.

Forward Looking Statements

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward–looking statements include, among others, statements regarding the Company’s anticipated closing of the underwritten public offering. Although ZIVO believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that the offering may not close on time or at all, risks that our strategic partnerships may not facilitate the commercialization or market acceptance of our products; risks that our products may not be ready for commercialization in a timely manner or at all; risks that our products will not perform as expected based on results of our pre-clinical and clinical trials; our ability to raise additional funds; uncertainties inherent in the development process of our products; changes in regulatory requirements or decisions of regulatory authorities; the size and growth potential of the markets for our products; the results of clinical trials, our ability to protect our intellectual property rights and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date of this press release and ZIVO undertakes no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available in the future.

Contact:

Investor Relations

CORE IR

516-222-2560

Investor@zivobioscience.com

Media

CORE IR

Jules Abraham

917-885-7378

julesa@coreir.com